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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SSP Solutions, Inc.

We consent to the incorporation by reference in amendment no. 1 to the registration statement on Form S-3 (No. 333-101959) of SSP Solutions, Inc. of our report dated April 16, 2002, except as to paragraphs 4 and 6 of note 1, which are as of March 28, 2003, with respect to the consolidated balance sheet of SSP Solutions, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 16, 2002, except as to paragraphs 4 and 6 of note 1, which are as of March 28, 2003, contain an explanatory paragraph that states that the Company has suffered significant operating losses, has used cash in operating activities, has an accumulated deficit and deficit working capital, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
KPMG LLP

Costa Mesa, California
September 15, 2003